UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 24, 2008

Interleukin Genetics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32715	94-3123681
(Commission File Number)	(IRS Employer Identification No.)

135 Beaver Street Waltham, MA	02452
(Address of Principal Executive Offices)	(Zip Code)

(781) 398-0700
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Item 5.02(b)

Effective as of July 24, 2008, Dianne E. Bennett resigned from the Board of Directors of Interleukin Genetics, Inc. (the “Company”).

Item 5.02(d)

(1)           Effective as of July 24, 2008, Glenn S. Armstrong, Ph.D. was elected to fill the vacancy created by Ms. Bennett’s resignation, pursuant to the provisions of the Company’s Restated Certificate of Incorporation, by the directors remaining in office that were elected by the holder of the Company’s Series A Convertible Preferred Stock.  In addition, Dr. Armstrong will serve on the Board of Directors’ Compensation Committee and Nominating Committee.  There are no related party transactions between the Company and Dr. Armstrong reportable under Item 404(a) of Regulation S-K.

Glenn S. Armstrong is Vice President of Corporate/Business Innovations for Alticor Inc. and leads Alticor’s Growth Through Innovation initiative.  He joined Alticor in July 2007 from the Wm. Wrigley Jr. Company, where he was senior director and lead scientist of the company’s New Ventures Group & Mergers and Acquisitions.  Armstrong is the former founder and president of Armstrong Sargent Group, Inc., a marketing, research and development, and technology assessment consulting firm.  He also held marketing, innovation and product development, and science research positions with Whirlpool Corp., Quaker Oats Company, and General Mills, Inc.  Armstrong earned a Bachelor of Science degree in botany from Eastern Illinois University in Charleston, Ill.  He received a Master of Science degree in food science, and a Ph.D. in food science from Purdue University in West Lafayette, Ind.  He also studied with a research team as a research chemist at Massachusetts Institute of Technology.

(2)           Effective as of July 24, 2008, Mary E. Chowning was elected to fill the newly created directorship resulting from the increase in the Company’s Board of Directors disclosed under Item 5.03 below.  In addition, Ms. Chowning will serve on the Board of Directors’ Audit Committee and Nominating Committee.  There are no related party transactions between the Company and Ms. Chowning reportable under Item 404(a) of Regulation S-K, other than Ms. Chowning’s interest in the letter agreement described immediately below.

Pursuant to a letter agreement, the Company agreed to compensate Ms. Chowning for her service on the Board of Directors as follows: (i) payment of $14,000 per twelve-month period of Board service, payable in four equal quarterly installments; (ii) payment of $1,500 per meeting attended in person or by teleconference; (iii) grant of a non-qualified stock option upon commencement of her Board service, pursuant to the Company’s 2004 Employee, Director and Consultant Stock Plan, to purchase 15,000 shares of the Company’s Common Stock at an exercise price equal to the closing price of the Common Stock as reported on the American Stock Exchange on the grant date, to vest over four years in equal annual installments on the anniversaries of the grant date.  In addition, the Company agreed to pay Ms. Chowning an additional $7,500 per twelve-month period for her service as the Chair of the Audit Committee of the Board of Directors.

Mary E. Chowning served as Vice President, Chief Financial Officer and Secretary of X-Rite Inc., from July 28, 2003 to July 5, 2006.  Chowning served as an Executive Vice President, Chief Financial Officer and Secretary of X-Rite Inc., from July 5, 2006 to March 3, 2008 and also served its Principal Accounting Officer from July 28, 2003 to March 3, 2008. Prior to X-Rite, she Co-founded the Wind River group of companies and served as its Managing Member, as well as its Chief Financial Officer for four years.  Ms. Chowning began her career with Arthur Andersen LLP and spent 14 years in Public Accounting where she served in various positions of increasing responsibility with public and private clients in manufacturing, consumer products, technology and various service industries. She was made a Partner in the firm in 1996. Ms. Chowning is currently a member of the Board of Directors of Fincor Holdings, Inc., a privately held medical malpractice insurance and consulting company. Ms. Chowning is a graduate of the University of California where she holds a Bachelor of Arts in Economics. She is a Certified Public Accountant in California and a member of the American Institute of Certified Public Accountants.

(3)           Effective as of July 24, 2008, the Company’s Chief Executive Officer, Lewis H. Bender, was elected to fill the newly created directorship resulting from the increase in the Company’s Board of Directors disclosed under Item 5.03 below.  It is not currently expected that Mr. Bender will serve on any of the committees of the Board of Directors.  There are no related party transactions between the Company and Ms. Chowning reportable under Item 404(a) of Regulation S-K, other than Mr. Bender’s interest in his employment agreement described under Item 1.01 of the Current Report on Form 8-K filed January 23, 2008.

A copy of the Company’s press release announcing the appointments of Ms. Chowning, Dr. Armstrong and Mr. Bender, dated July 28, 2008 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 5.03  AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

Effective as of July 24, 2008, the Board of Directors of the Company amended and restated the Company’s bylaws to, among other things, amend certain voting thresholds of the Board of Directors in light of the increase in the number of directors from five to seven, clarify the manner in which stockholder proposals and nominations for director should be brought to the attention of the Company, and streamline the provisions relating to the duties and responsibilities of the committees of the Board of Directors.

A copy of the Company’s Amended and Restated Bylaws, reflecting the changes adopted by the Board of Directors as of July 24, 2008, is attached hereto as Exhibit 3.1 and incorporated herein by reference.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibit.

	3.1	Amended and Restated Bylaws of the Company dated July 24, 2008.

	99.1	Press Release dated July 28, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interleukin Genetics, Inc.
(Registrant)

Date: July 28, 2008	/s/ ELIOT M. LURIER
Eliot M. Lurier
Chief Financial Officer
(Signature)